Exhibit 99.2

Insituform Technologies Inc
Moderator:   Joe Burgess
February 25, 2011
9:30 a.m. EST

Operator:
Good day, ladies and gentlemen.  Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable with GAAP measures, and reconciliation to GAAP results, will be available on our website, www.insituform.com.  During this conference call, we will make forward-looking statements which are inherently subject to risks and uncertainties.  Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.  We do not assume the duty to update forward-looking statements.  Please use caution and do not rely on such statements.

Now I'll turn the call over to Insituform's CEO, Joe Burgess.

Joe Burgess:
Good morning and thank you for participating on Insituform's conference call on our fourth quarter and full-year 2010 results.  Joining me on today's call are David Martin, Chief Financial Officer; David Morris, General Counsel; and Chuck Voltz, Senior Vice President of North American Rehabilitation.  We should have ample time for questions later, but I wanted to take a few minutes to highlight key performance areas for the quarter and year, discuss some ongoing initiatives that are driving improved performance, and finally, update you on our goals and strategic direction for 2011.

For this year, let's start at the bottom.  Earnings from continuing operations of $1.54 per diluted share represents a 55 percent improvement over 2009, and is the best earnings performance in Insituform's now 40-year history.  The previous high being $1.37 per diluted share in 2000.  While we are understandably excited about this performance, we are even more enthusiastic about our future as we believe our business segments are positioned for both continued operational improvements and significant growth in our diverse markets.  It is this strength of business position that supports our guidance of $1.75 to $1.90 per diluted share for 2011.

Moving to the top, revenue topped $900 million in 2010, a 25 percent increase over 2009.  We saw revenue growth in every segment except for Europe, where in late 2009 we decided to exit certain contracting markets.  We expect further growth across all segments, including Europe, in 2011, driving improved operating margins.  This is critical in terms of reaching our twin goals of being a 15 percent operating margin and a 15 percent return on invested capital company by 2012.

Now, since we all follow the fortunes of Insituform on a detailed level, we all know that getting to $1.54 this year was not without its twists and turns, highs and lows.  So, let's take a look at some of those events by quarter:  In the first quarter we offset an otherwise strong performance, at least for the first quarter, with a large project write-down in India.  Still, the business was able to achieve $0.22 per share, which represented a historically strong performance for that quarter.  The second quarter saw lower than anticipated margins on a key job in New Iberia, and the emergence of some significant close out issues on some legacy projects in NAR in Hawaii.  Still, $0.40 per share represented a record second quarter.

In the third quarter, NAR execution issues on several medium and large diameter projects prevented the business seeing the gross margin expansion that was expected and that we typically see in the summer construction months.  We also continue to see significant work in bid release delays in India.  Still, we made $0.48 a share, a record for the third quarter.  During the fourth quarter, multiple winter storms in Europe and North America curtailed production across a number of our businesses, weakening December results.  Still, we made $0.44 a share, 10 percent better than last year, and securing our record year performance.

As I read through that list, it seems like a very rough year for Insituform.  Of course, as we know, we produced a record year and achieved the high end of our 2010 earnings guidance.  How did that happen?

The Bayou Companies created profitable growth by making two opportunistic investments.  The first, our Canadian coating operation, BPPC, went from mothballed status to $21 million in top line revenue.  This business, focused on coating services for the Canadian oil and energy markets inclusive of the Canadian Oil Sands, is poised for substantial future growth.  The second investment, multiple double pipe joint welding racks, allowed us to self-perform significant welding steps and capture significant profit that was previously allocated to subcontractors, while also improving quality during the second half of 2010.

North American Rehabilitation, despite the issues noted above, produced record operating income.  Importantly, we have driven the mix of NAR profits increasingly to manufacturing versus contracting.  In 2010, approximately 50 percent of the NAR operating profits was captured in our manufacturing platform.  We believe this validates our strategy of market pricing our tube, both internally, and increasingly, to third parties.  This strategy also lessens our dependence on contracting profits, which is the lowest margin/highest execution risk component of our earnings portfolio.

UPS, Tite Liner® produced another record year in top and bottom-line performance, confirming our belief that this can be a $100 million plus business.  Our water segment produced only modest revenue growth, but all revenue was related to our InsituMain® product.  Sales of InsituMain® tripled as we qualified the product for drinking water applications in more than a dozen states and Canada.  Despite startup expenses and extensive piloting, the segment halved its operating loss and is creating a bid table that will produce profitable growth in 2011.

Outside of India, our smaller Asia-Pacific markets produced fantastic operating results and actually grew backlog in Asia-Pacific despite the persistent project delays in India.  Europe increased profitability, even allowing for the 2009 reduction in force.  Despite slow revenue growth in our Western European markets and a shutdown of spending in key Eastern European tube markets.  This business, now on a much more disciplined return focused footing, is poised for significant profitably growth in 2011.

So, the conclusions that I take from 2010 are first, that we made $1.54 a share, even with some significant operating and market challenges.  Second, our diversification strategy, undertaken in early 2009 with the acquisition of Corrpro and Bayou, is clearly working in a positive long-term step for the Company.  These acquisitions became accretive in the first quarter of 2010 and produced 32 percent accretive results for the full year.  Additionally, the access to larger addressable markets is creating a steady stream of opportunities for our Company to evaluate to drive improved margins.  And third, we continue to have significant opportunity for improvement in terms of the operation and commercial management of our businesses.

A fair look at 2010 shows me that we left more than $10 million on the table due to a mix of commercial and execution-related shortcomings.  This improvement, in many ways, representing the very basics of management, must be our top priority on a daily basis.  But still, we turned in a record year.  And we're very, very pleased with those results.

Moving to 2011, as the release indicates, we are providing the guidance of $1.75 to $1.90 per share.  This is a somewhat broader range than we have provided over the last two years, reflecting some timing uncertainties over some larger projects in the Energy and Mining funnel for the second half of the year and challenges the North American Rehabilitation faces recovering from severe winter weather in January and February.  This represents a ranged performance improvement between 14 and 23 percent.

Looking at the individual segments, let's begin with Energy and Mining.  At a macro level, oil and gas pricing remains firm so we anticipate a continued flow of capital spending dollars.  Of course, it is more specific than that as you must be able to support project activity in areas where capital spending is concentrated.  For Insituform, we are well placed in the key North American markets, which would include the shale plays in the southeast and the southwest United States, the Oil Sands in Alberta, Canada, and of course, the Gulf of Mexico.  Internationally, because of the product nature of UPS and the services nature of Corrpro, they can project to most markets around the globe.  We are continuing to push these business units into global markets with a particular focus on the Middle East and Asia.  Bayou is a tougher nut in this respect because of the more fixed asset intensive nature of the business.  For that business, we will always seek a relationship with existing coaters in the market, either through partnership or acquisition.

A look at the individual businesses reveals robust growth opportunities across the board.  Starting with UPS, we expect this business to build on its record 2010, with 20 to 30 percent growth in 2011.  The business enters the year with a record backlog.  Canadian operations are off to a strong start, as is South America.  We have record backlog in South America, capturing over $15 million of work in Chile over the last half of 2010 alone.  Bid activity is robust in other South American markets as well.

Our Mexico business should produce improved results in 2010, as the pace of work releases on our Poza Rica project improves.  We have also recently received ITS approval for a suite of UPS products and services.  ITS is a purchasing arm of PEMEX, the Mexican national oil company that negotiates master supply agreements with specialized service technologies that allows PEMEX operating divisions to purchase these technologies directly off the master services agreement.  We believe this has the potential to substantially increase and simplify our workflow in Mexico.

In Australia we are very close to restarting work on a high-value mining contract that was awarded and started last year, but delayed due to prime contractor and owner difficulties.  It's also highly likely that the scope of this project, originally valued at $10 million, will double in value.

We continue to ramp up our efforts in the Middle East.  More than a year after the opening of our Omani office, we are beginning to see our first significant project awards in Kuwait, Bahrain, and Saudi Arabia.  We are also evaluating partnerships that will allow for more rapid expansion across the Gulf States and Northern Africa.  We are in similar discussions to push UPS and Corrpro into key Asian markets.  What we know about UPS is this; when we get in front of key technical decision makers and create a demonstration opportunity, it creates a strong market for itself.  We will be investing heavily in accelerating that exposure to new markets in 2011.

We are also bullish on Corrpro's prospects for 2011, expecting top line growth of around 13 percent.  Corrpro enjoyed a solid year in 2010, approaching its record 2008 performance, despite exiting some non-core painting markets earlier in the year.  Canadian operations were very strong all year and the US market rallied after a slow start to get close to expectations.  The relatively small international operation met expectations.

Corrpro has three primary challenges for 2011 and beyond.  First, is to continue to transition back to higher value engineering, design, inspection, and asset management services and away from simple construction events.  Second, but probably related to the first, is to take advantage of its scale in the North American market.  While the largest player in the market, a high level of fragmentation has driven a need for very localized service markets.  As we drive to a higher value service mix, we need to become more efficient in how we balance centralized account and product management with the need to have “boots on the ground.”  Third, we need to create vehicles to take Corrpro into select international markets.  As with UPS, we are evaluating partnership arrangements in the Middle East and Asia that will provide Corrpro with well-established sales channels to jumpstart growth in these markets.

Bayou Companies also enjoyed a solid 2010, based on the previously mentioned progress by the renewed investments in Canada and the welding business, as well as a record year for our Baton Rouge joint venture.  This business achieved record revenues and increased equity earnings flow by $4 million.  Coating operations in New Iberia were hampered by lower margins on a large order in the first half that suffered technical issues due to cambered pipe.  All in all though, it was a solid year for Bayou.  In 2011 we expect a very strong year for our Canadian operation with revenue approaching $40 million. While exclusively coating revenue in 2010, we expect to book significant insulation orders during 2011.  This operation has capacity to produce $90 million in revenues annually.

Our New Iberia facility ended the year with relatively low backlog, although that has been boosted early in the new year by the large Air Products award.  Overall, the first half for both Bayou and Baton Rouge look solid, but orders need to be acquired to solidify the back half of the year.  The bid table has been active and we believe we will capture the necessary projects to meet expectations.  New Iberia margins are expected to improve as we do not anticipate a repeat of the processing issues that were encountered last year.

We will be focused on two areas of growth for our coating business in 2011.  First is to develop relationships that will allow for an effective participation in the emerging investment in the Marcellus Shale.  Most of this emerging opportunity will be difficult to support from Louisiana.  Second, complete the development of deep-water insulation technology so that we can compete effectively in the full range of offshore work.  We are currently evaluating partnership opportunities for New Iberia operations.

So, while Bayou continues to be the lumpiest segment of our Energy and Mining platform, we are well pleased with the overall performance, particularly when we adjust for the fact that there has been substantially no business offshore for the last three years.  As we have mentioned before, our acquisition due diligence indicated that 40 to 45 percent of Bayou's revenue stream historically came from offshore projects, which drive much higher margins for Bayou's New Iberia facilities in particular.  The business has done well over the last two years maintaining profitability levels, while a key market component has vanished.  Our view is that investment in this space will begin to return in late 2011 and 2012.  Inquiries are up, which is the best signal that projects are on the way and in development.

Turning to NAR, their performance has been thoroughly dissected over the course of the year, so I will spend little time on that other than to reiterate a few key points.  First, NAR had a record year for profits, defined as operating earnings.  Second, half the profit is being generated by our manufacturing and wet out logistics platform upstream of the construction event.  We also developed a substantial third-party tube business which augments these profits.  And third, we continue to press on enhancing our project management capability to drive down the execution errors that cost us earnings.

For 2011, NAR starts the year with lower backlog due primarily to some bidding delays that have straddled the year end.  The first quarter has seen significant bid activity and acquisitions.  Since year end, we have captured significant awards in Arizona, Florida, Ontario and Montreal that will be announced when they go to hard contract.  We have seen some bid table contraction in our Western region.  Most of this is simply some of our larger accounts coming off heavy capital investment years, but we have seen some market softness, primarily in California and Nevada.  This is offset by increased market opportunity in Canada and the Central United States.

All in, we have tempered our growth prospects for NAR to around 5 to 6 percent for 2011, which also reflects the severe weather during January and February that generated record levels of lost production days.  We believe our margin profile will strengthen throughout the year and significantly improve on 2010 performance.  We saw modest gains in contracting margins as we went through the year, which supports some improved pricing in all regions except for the West of the United States.

At a macro level, we continue to have concerns about the municipal finances and federal support long-term.  Recent pronouncements suggest a return to Bush-level funding past the 2012 spend cycle.  While not likely to impact funding this year or next, these events could put pressure on spending after 2012.

In summary, the legacy issues in Hawaii and some larger execution issues in the summer masked an otherwise solid year for NAR.  Gross margins were off from 2009, but were still the second-highest in a decade.  We were also able to mitigate price increases in felt, resin, and fuel.  Crew productivity and utilization was up, indicating the strengthening of our project management function.  We expect NAR to produce another record year in 2011.  However, the severe weather has significantly curtailed production in January and February, producing a very slow start to the year.  While our crews are hitting the streets now to catch up production rates, we believe it will be difficult to match our 2010 first quarter performance.

Our water business enters 2011 with high hopes based on the many successful installations achieved by InsituMain® in 2010.  Overall, we have achieved a broad acceptance for the product across the United States and in key markets in Canada.  The challenge for this business is how quickly we can translate this engineering and regulatory acceptance to a sustainable and growing bid table.  We anticipate significant bid opportunity for the balance of the quarter, which will allow us to build on our current backlog position.  And we also have line of sight to over $50 million worth of projects in our sales funnel, including substantial bids in Quebec Province in Canada, which is currently implementing the largest water-pipe rehabilitation program in North America.  We remain confident that we will double revenues in this sector during 2011 and that it will prove substantial gains and profitability.

In addition to expanding our InsituMain® product line, we are evaluating opportunities with other products and services.  Early feedback in the market place suggest that municipalities will ultimately want solution providers that can handle a range of rehabilitation solutions.  We are evaluating margin and return profiles on the expanded offering as we speak.

Turning to Europe, our business there made good strides in 2010, improving profits by $6 million overall.  This despite continued softness in key markets in the UK and France, and a total evaporation of the Eastern European tube markets.  These issues were offset by improved performance and sales for manufacturing and increased equity earnings from our German joint venture.  Fortunately, we see signs of life in a number of our European markets that lead us to believe we will see substantial increases in profitability in 2011.  The UK market, now solidly in Year Two of the tariff cycle, is starting to produce significant project activity.  Our very solid business in Holland is also seeing increased activity.

Our strategy in Europe remains the same:  focus on contracting markets that produce sustainable project flow, drive increased manufacturing profits through market-based transfer pricing and increased sales to other installers, very similar to our US program, and optimize equity earnings from our German JV.  To that end, we are in progress with gaining approval for our glass lines for the German market.  Test installations are under evaluation now and we hope for full approval during the second quarter.  This will allow sales of glass liner in Germany, first internally and then to the broader market.  We still have only small expectations for the return of Eastern European markets based on a lack of local government matching funds for projects.  But we are energized by the improvement in profitability that we see in 2011, and believe that our European management team has placed this business on firm footing for 2011 and beyond.

In Asia, as we've noted really for the entire year, it remains a tale of two markets.  Our smaller “city” markets, Australia, which focuses on Sydney; Hong Kong, and Singapore continue to perform very well, producing premium margins and growing backlog.  In fact, Asia-Pacific was able to grow backlog significantly year-over-year with zero contribution from our larger India market.  Each of these businesses, while small, has excellent growth prospects.  Our Australian business continues to push into new markets outside of its Sydney base, scoring contracts recently in Brisbane and in Melbourne.  Our Singapore operation continues to expand its relationship with the PUB, while landing contracts in Malaysia and Brunei.  Our Hong Kong operation continues to explore opportunities on the mainland and in Taiwan.  We expect very solid growth for these businesses in 2011.

Then, as always, there is India.  While we continue to experience some work release delays, we believe we can see the light at the end of the tunnel.  At long last, the delayed bids around Delhi are being released.  They are in a form substantially as we suspected, meaning that they are specific to CIPP work, and we believe they will be let in a timely fashion.  Current schedule calls for submission in late March, after engineering review, with evaluation and selection in April.  Obviously our performance on these bids is very important to reestablishing a growth trajectory in this critical, large Asian market.  We believe our patience will be rewarded and we have an excellent chance of success on these bids.  Overall for Asia-Pacific, we expect to see top line growth of around 30 percent with substantial improvement in profitability due to the elimination of this year's commercial write-downs on our 2007 projects in India.

Let me sum up quickly, as I believe I have gone on a little longer than I usually do.  We are pleased to report record earnings of $1.54 a share in 2010.  We are providing guidance in the range of $1.75 to $1.90 a share for 2011, notwithstanding the slower start to the year due to adverse weather in the United States.  We believe that our 2010 results and our prospects for 2011 firmly demonstrate that our strategies are working.  That we are, in fact, a company that is driving to higher returns based on operating improvements in its traditional business units, targeted growth in high spend international markets, and accelerated growth in global Energy and Mining markets through expenses of its UPS and Corrpro offerings.

Thank you very much for your continued interest in Insituform. We will now be happy to take your questions.

Operator:	Thank you. Our first question comes from Arnie Ursaner of CJS Securities.

Arnie Ursaner:
Good morning and thank you for that very thorough rundown, Joe.  It doesn't leave a lot of questions to be asked, but I do have one or two.  Last year you had about 300 crew days in Q1 that you missed because of weather.  Obviously, we have a lot of Winter left, but to date, how many crew days have we lost and what sort of margin impact might that have?

Joe Burgess:
Well we're well past that already.  I guess I would say that anytime you're watching the weather and you see a storm covering 30 states, that's not a good thing.  And of course, we have made a lot of progress over time, I think, achieving much more agile cost structure in terms of how we pay guys.  But you can't idle a crew for three weeks over weather and not strand some cost.  So, we're going through that now.  As I said, we made $0.22 last year.  I think because of the very slow start for NAR, that will be challenging to do this year.  We're going to offset that by working a lot of Saturdays between now and Thanksgiving to catch that up.  And I think we will see as we go through the year that we have the backlog to support that and that we can do it.

In terms of the margin profile, we think that the margin profile in NAR from a contracting basis, as I stated, is improving.  I don't think you'll see that represented in the first quarter just because you have – you're going to have a fair amount of stranded equipment and labor costs.

Arnie Ursaner:
Again, you may have covered this in your thoroughly detailed prepared remarks, but in terms of thinking about the order, your guidance for the year.  You did indicate timing uncertainties on certain orders is a key factor.  I guess the question I have is within that guidance, how much of it is predicated on winning things like India where you're first going out for bids now?  How much of it is in hand versus how much of it is hoping to win certain awards that are out there?  Maybe you can give us a little more color there.

Joe Burgess:
We have very little in our forecast for India.  Basically we expect to clean up the work that we have ongoing.  And collect the cash on the 2007/2008 jobs.  That's obviously a top priority.  We announced the first phase of a project in Uttar Pradesh, which we're currently doing cleaning and inspection on and expect to start lining probably in the second quarter of this year.

So, these Delhi contracts that I just announced, which look to us to be – and of course, these are the main – they look to us to be a little bit north of $30 million in the aggregate, most of which is associated with the old Rohtak job, which we bid some time ago and won.  Then of course, had some legal issues associated with it in India that ultimately required a rebid.  But there's very little of those specific contracts.  Now we have budgeted to capture some work in India, but not at any significant level.

Then I would say, if you look at the rest of the businesses, the only business that really has anything substantial in terms of – we need to capture some of the projects would be Bayou.  We've entered this year as we entered last year with probably, depending on the productivity rates, probably six months of production booked at our New Iberia facility.  Very similar for Baton Rouge.  So, we obviously need to fill out the back half of that year.  But we have our inquiry rate and our bid table looks pretty strong.  So, as with last year, we believe that will happen.

Arnie Ursaner:	Thank you very much.

Joe Burgess:	You're welcome.

Operator:	Our next question comes from John Quealy of Canaccord.

Chip Moore:
Thanks.  This is actually Chip Moore in for John.  You did a good job of breaking out details, expectations, by segment.  I may have missed it.  Did it sound like Europe, do you expect to be flattish or slightly up in terms of revenues?

Joe Burgess:
We expect to grow revenues this year in Europe.  I don't have a percentage at the top of my head.  Of course, the real push in Europe is accelerating the bottom line growth, because our strategy there is to accelerate revenue growth in manufacturing and third party tube sales, licensing events, et cetera.  And use that to gain incremental operating margin advantages, which drops down to the bottom line and allows us to structure the European organization much more leanly from an OpEx standpoint.  I think that's why those decisions that we took in 2009 are the reason that business was able to grow profitability this year despite a very, very challenging market conditions in the UK and France, and as I mentioned, Eastern Europe.

Now just to color that a little bit for you, Eastern Europe is not – we obviously got out of those markets from a contracting perspective and that saved us quite a bit of costs.  But through our German joint venture, we actually pushed a fair amount of tube through our German joint venture into those markets.  That market just went dark on us because of the lack of local funding.  All of those projects come off and are funded by assistance from the European Development Bank, and they require a local match.  And that just did not happen in 2010.

We budgeted very little for that in 2011, but we do see some strengthening in the UK market.  Also in France.  Our market in Holland remains solid.  And we expect to see increases in tube sales to third parties, as well is in the back half of the year, starting to pick up orders for our glass line.  That should drive– all of those latter businesses of course, are at much higher incremental margins than our contracting businesses.

Chip Moore:
Sounds good.  And you mentioned that you were able to capture price on the rising commodity costs, it sounded like.  Can you bring us up to date where you stand now?  Are you going to need to raise prices, et cetera?

Joe Burgess:	You mean what's going on with resin and fuel pricing?

Chip Moore:	Exactly.

Joe Burgess:	David, can you give us an update on that of what happened in 2010 anyway?

David Martin:
Certainly.  In 2010 we actually saw about an 8 percent increase overall in our resin pricing.  Certainly as we managed through our estimating process, we do capture that in our bidding.  So obviously, we don't believe that there is a real impact to our margins per se.

And we factored similar levels of increases this year.  And based on our conversations with our key resin vendors and the quarterly RFPs that will go out, we believe that it will remain in that band.  We look at it very carefully every quarter, and as we do our bidding.

Chip Moore:	And looking at – you mentioned several times, pursuing opportunities in the Middle East, particularly for UPS. Can you just talk about what's going on there now politically, potential exposure there?

Joe Burgess:
Well, we don't have a tremendous amount of exposure because we're essentially in a startup mode.  We established an office in Oman middle of late '09, I guess is when we started that up.  And we have always done some sporadic business in Oman, but obviously with the diversification steps that we took in early 2009 and not having any substantial presence in the Middle East where there are obviously huge oil and gas reserves, we wanted to be more programmatic in our approach to that market.

So, the Omani office is opened.  They spend a lot of time focusing on gaining technical acceptance for UPS, certainly in the Emirates, Bahrain, which I mentioned.  Then of course, doing a lot of technical presentation work with the Saudi's, and specifically Saudi Aramco, which drives a lot of the technical specifications and ultimately the spend in that region.  Towards the end of this year we have captured work in the Emirates, Bahrain, additional orders in Oman, UPS orders in Kuwait that are reasonably significant.  They haven't arisen to the dollar value yet where they meet our announcement criteria, but we are well pleased with the level of work that we've done.

The second thing that we're doing there is focusing on some potential strategic relationships to reintroduce– well first of all, to broaden UPS's focus.  I guess the lesson learned here is while we can certainly be successful going country by country with UPS, it can turn into a long march.  So, we're trying to evaluate some strategic partnerships that will give us access to some sales channels that could accelerate our growth.  And then were also looking to do the same thing for Corrpro.  Corrpro has some brand recognition and a history in the Middle East.  They were, because of the prior ownership and some issues with their ownership structure, precluded from working there for a number of years, but we're very focused on getting them back into those markets.  First in the Gulf states, certainly, and mainly from Oman up to Kuwait.

You asked about exposure.  We don't really have any significant activity in certainly some of the countries that are headlining there.  But obviously, to the extent that the current turbulence represents some or ends up manifesting in some resistance to international investment in their energy sector, that would be disappointing for us.  Although we don't see that in the Gulf states, which is our primary interest now.

Chip Moore:
That's helpful.  I just wanted to clarify, last question just in reference to the head winds you're facing from weather in the current quarter.  I know you don't give guidance, but did you mentioned $0.22 is going to be challenging, did I hear that correctly?  The year-over-year?

Joe Burgess:	I think I said that, yes.

Chip Moore:	OK.

Joe Burgess:	We'll have to go to the tape, though.

Chip Moore:	In terms of housekeeping, contribution from Bayou and Corrpro?

David Martin:	Yes, Chip. Are you talking about the quarter?

Chip Moore:	Yes.

David Martin:	Yes. For the fourth quarter Bayou contributed $32 million top line. Corrpro $51 million. Rounding out E&M with almost $22 million from UPS.

Chip Moore:	OK, thanks.

Joe Burgess:	Thank you.

Operator:	Our next question comes from Eric Stine of Northland Capital.

Eric Stine:	Just one other quick bookkeeping question and then I'll have a few others. Can you just break out the gross profit by Bayou, Corrpro, and UPS?

David Martin:	Certainly, Eric. This is David. The gross profit for Bayou, $8.2 million, Corrpro, $13.7 million.

Eric Stine:
OK, that is great.  And then just moving into NAR, just if you could talk through – you talked about, Joe, working a lot of Saturdays between now and Thanksgiving.  Just thoughts on ability to recapture or get through that project business whether that entails adding more crews, or whether you've got room in your existing crews to do that.

Joe Burgess:
I don't think you'll see us add crews.  We're having an outstanding first quarter for acquisitions.  And certainly we feel comfortable about a bounce back in our reportable backlog that will allow us to meet our revenue goals.  So, it's really just about getting the crews we have on that work.  So, I think you'll see us focus on increasing utilization rates of crews to execute the backlog.

Now, that could change as we go through the year.  If we saw a – obviously what's kind of intended there is you probably will see some crews go from the West to East as we react to where the market opportunity is, but obviously if we saw some strengthening in our western markets beyond what we present, that might call for us adding some crew capacity.  But our primary sense of it or our primary goal going in will be to optimize the crew utilization that we have.

Eric Stine:	OK.

Joe Burgess:
The market looks to us to be heavily oriented, as it has traditionally, but maybe even a few percentage points higher on smaller diameter work which is, of course, the work that were most productive on in terms of feet installed and being able to get the revenue booked.  We talk internally, you know NAR is a $400 million business, roughly– what'd we do this year, $415 million?  We all wish we just divided it up by 12 and then you divided it by three in the US regions and it went like that.  That's just not the nature of the business, either from an acquisition standpoint or from where the business gets executed.

Eric Stine:
OK.  Understood on that.  And just wondering, is there anyway, are you able to quantify the amount of awards that did slip?  And it sounds like you – maybe they're not officially acquired, but you have a high level of confidence that they will be.

Joe Burgess:
We saw about $70 million worth of work that we thought would bid in the fourth quarter that went in the first.  And a lot of that has bid as we sit here in late February, and a lot of that has been acquired.  As everyone on the call is aware, the average order size in our businesses is in a range from $325,000 to $400,000.  So, we don't announce every project that we win.  We only announce project awards that are north of $5 million.

So, there has been a very robust bid table out there, really, since the first of the year.  There hasn't been much pipe going into the ground because of the weather events, but the bid table has been strong, particularly in the central and eastern and Canadian markets.  The Canadian market is very strong.

Eric Stine:	And your win rate is in line with historical kind of around that 50 percent range?

Joe Burgess:	Exactly.

Eric Stine:
OK, great.  And the last question, just turning to India, it sounds like in the fourth quarter some margin issues, just lower margin work.  Just curious what the margin profile is of the business that you are hopeful on here going forward.

Joe Burgess:
Well, I don't really want to announce my bid strategy on this major work coming up.  But I guess I'll say what I've always said is that the Indian business needs to operate at a premium to our business here in the United States or it's just not worth it, given the execution risks.  We have great confidence in our execution capability over there, but I can tell you, it's harder just because of the Indian condition.  And then again, it's a much less sophisticated business environment.  So, there are working capital issues and management costs and issues with the partners.

But we – and I'll just try to remind everybody, even though this seems kind of a technical detail, but we've spent a lot of time on getting to procurements that fit CIPP trenchless technology against the open tender bids that resulted in the work that we acquired in 2007/2008.  And so these bids are, as I said in my remarks, as we expected them to be.  And we are breaking them down as we speak and divvying up the work with our partner, SPML, who tends to work on the more local Indian conditions like cleaning and inspecting and bypass, and we are focusing on the design issues associated with relining those sewers.

We feel good about our competitiveness in that market and are both excited and relieved that these bids have come out, and we're anxious to attack them.  But as we've been talking to the better part of a year, it's very, very important to our Asia-Pacific strategy to be able to punch through and sustain a bid table and ultimately some market growth in India.  We also know that there are other city markets in India that are closely watching this program.  So, these are important bids for us, but I do want to reiterate we have very little of this kind of in our '11.  Well, it's India, so I hesitate to say success here could represent upside, but potentially from a revenue standpoint.

Eric Stine:	Got it. OK, thank you very much.

Joe Burgess:	You're welcome. Thank you.

Operator:	Our next question comes from Jeff Beach of Stifel Nicolaus.

Jeff Beach:	Congratulations on such a great year.

Joe Burgess:	Thank you, Jeff.

Jeff Beach:	I have two or three questions.

Joe Burgess:	OK. Jeff?

Operator:	We'll go back to his line. Our next question comes from Glenn Wortman of Sidoti and Company.

Glenn Wortman:
I just want to talk about the proposed budget cut by President Obama.  The federal spending is still a pretty small piece of the overall spending for US sewer work, but can you comment on the potential impact there if lower federal dollars are forthcoming?

Joe Burgess:
Yes.  I think we've been pretty consistent here.  It's a relatively small piece.  Most of our business and of course, we're talking about NAR on the sewer side and eventually I think this would apply to the Blue business as well, but most of our business is funded or generated off of capital programs that are defined by consent decrees, and its funded by ring fenced user rates, either for wastewater systems or for drinking water systems.  That's about two thirds of what we do.  Pretty consistent, funded with long-term municipal bonds.

The federal contribution tends to manifest in that market with lower interest rates through these various federal contributions to state revolving fund programs, which are then accessed by local communities to get very, very low-cost dollars.  Then we have about another third of our business that I'll just call spot or emergency repair, which communities tend to act out of – tends to be out of more what I would just call a current period operating budget.  One would think that expenditure would be susceptible to this stress and pressure on municipal budgets, but if you have an emergency sewer line break, you really don't have much of an option to leave that unfixed.  So, there is a level of resiliency in our marketplace to the financial pressures that I think can plague other businesses that are dealing with the municipalities.

Having said that, though, more money from the federal level and more money in the local coffers of municipalities is certainly preferred to a situation where they are under financial stress.  So, as we look out two or three years, we think that people – we would expect the municipalities to be very rigorous about where they are spending their money.  But again, most of what they do on the sewer side is defined through consent decrees or emergency repairs.

We think one way that has manifested, though, and unfortunately it's hard to get any hard data on that, is in order size.  And order size is probably an underrated statistic, at least in the history of Insituform, but we have seen compression in order size in our North American market.  And the reason that's important to us is it's just much better if we book big orders, go get set up and execute against them, versus trying to capture the same amount of revenue doing dozens of $250,000 projects.  Because those dozens of $250,000 projects put considerable strain on our execution capability and Chuck’s OpEx structure.  Because you, basically then, are asking project managers and field engineers who are typically running 8 to10 projects to maybe run 12 or 13.  So, that's really how it seems to be manifesting for us.  At this stage.

Glenn Wortman:
And just following up on that, speaking to the North American sewer margins for 2012, I know in the past you've spoken to hopefully improved project execution and management.  You also have the interplay of higher resin prices.  Can you just give us your best guess on where you think your gross margin can shake out in 2011 for that North American sewer business?

Joe Burgess:	We are targeting to get back to 25 percent at the gross margin line.

Glenn Wortman:
OK.  And just one last question, during the year, and obviously your sales are growing, but your account receivables did seem to grow a little bit faster than one would suspect.  Can you talk a little bit about your free cash flow goals for 2011?  And maybe why the account receivables rose as fast as it did in 2010?

David Martin:
OK, Glenn.  This is David.  In regard to the latter question regarding receivables, certainly as we go into some international markets, the collection cycle is a little bit longer.  The municipalities in the US have also stretched in light of their economic circumstances as well.  So, I think we've managed pretty well.  I think overall, our DSOs came down this quarter from what they had been in the third quarter.  So, as a result of pretty strong efforts internally in the processes by which we employ our billings and collections teams.

However, I think we believe that we will be improved in 2011 as a result of some of those things, and we expect our DSOs to go down modestly.  We believe that even with growth we can curtail any impact of working capital pinches there.

Glenn Wortman:	Thanks for taking the questions. I'm sorry.

David Martin:
I was just going to complete the thought there.  Of course, we have some items that we're working on, particularly in India.  It's a long collection cycle there as we complete those projects that have been – the 2007/2008 projects.  There is a significant amount of cash collections that will come from that as well.  So, overall, for our 2011 expectations of cash flow, we think it will be significantly improved over what we saw in 2010.

Glenn Wortman:	Thanks a lot.

David Martin:	Thanks, Glenn.

Operator:	Our next question comes from Jeff Beach of Stifel Nicholas.

Jeff Beach:	I'm going to try again. Can you hear me?

Joe Burgess:	Yes, we're probably going to cut you off again, Jeff.

Jeff Beach:	Am I on now?

Joe Burgess:	You are.

Jeff Beach:	OK, great. Congratulations on a great year. I've been following the Company a long time. It's good to see.

I have two or three questions all oriented around the gas pipeline market.  You've got a lower backlog at this point than a year ago.  Can you describe the size of the bidding opportunity looking out through you need to win some business or hope to for 2011 for the second half, but also looking out into '12.  Can you describe the opportunity that's out there – Canada is great, but in North America?

Joe Burgess:
Well, to your first question, I would say to fill out 2011, we probably need $20 to $25 million worth of work to fill out New Iberia for the back half of the year.  We have well more than that kind of outstanding in kind of pending bids.  Mainly represented by – that's actually a mix.  There's a fair amount of onshore gas pipeline work that we're bidding.  And we've also seen some offshore work, mostly in shallow water.  That's also come up for bid.

For 2012, we have a lot of inquiry and kind of preliminary pricing that's out there.  I mentioned in my remarks that we are doing a fair amount of work looking into how we can support, from a coating perspective, investment in the Marcellus Shale, which tends to be Northeast and up.  Which is probably the most difficult part of the country for us to support logistically, certainly from our New Iberia facilities.  So, we might be looking at an investment there to upgrade that.

And then, of course, the biggest uncertainty is the deep-water work in the Gulf of Mexico.  That has, as I mentioned in my remarks, been traditionally – when we looked at the revenue profile of the Bayou over the 10 years prior to our ownership, they did 40 or 45 percent of their business offshore.  And of course, that has not been the case since we've owned the business.  But again, we see a fair amount of activity.  It's unclear to us how the industry kind of resolves the liability issues.  That's a requirement for the federal government to start to release deep-water permits.  But we believe that will happen, certainly at current oil pricing, it will facilitate continued investment in that region.

Jeff Beach:
All right.  And then the last question I have is on Corrpro, 13 percent revenue growth, pretty strong.  What are the drivers and are there some initiatives you've got at Corrpro for what I think is pretty strong growth?

Joe Burgess:
Yes.  Well, the Canadian piece of Corrpro's business turned in very solid performance in 2010 and has a very strong backlog, and they do a lot of work, of course, in that Calgary to Edmonton and Western Canadian corridors.  And from an investment perspective, of course, I guess starting with the oil sands and working into other aspects of the Canadian market, it's booming.  So, we expect to see substantial growth there.

Some of the steps that we're taking now to push Corrpro back into international markets, whether that's in tandem with UPS or in some straight up partnerships where we think we can leverage a local partner to take advantage of the Corrpro brand and their sales channel in the market.  We expect to see some upside there.  And then I guess lastly, our US market, which rallied throughout the year and kind of got close to meeting our expectations, but at the end of the day we think that we see strengthening of the market that should produce good growth.

Jeff Beach:
So, is a lot of this 13 percent growth coming from either market share or maybe more of a focus on the engineering and value added services that you commented before more than the growth of the spending in the market?  It sounds like it.

Joe Burgess:
That doesn't really – that concentration doesn't add to revenue so much as it adds to increased margin next.  Again, we are pretty diligently trying to focus on the higher margin aspects of our business or move into those.  But we certainly think more spend in Canada will drive revenue growth.  We certainly expect to see an increase in our international revenues and profits in Corrpro.  And then of course we are going to try to drive a much – we're going to try to drive a better margin profile mix across those businesses, certainly in the US.

Jeff Beach:	OK, thanks.

Joe Burgess:	You're welcome. Thank you.

Operator:	Our next question comes from Jonathan Ellis of Bank of America.

Jonathan Ellis:
Thank you.  I wanted to first talk about NAR if we could.  I think you mentioned earlier that you have quarterly RFPs so you can adjust pricing based on where resin and fuel costs are, but as I think through the existing project base, so those that have already been priced.  Can you help us understand whether there is potentially some margin risk over the next few quarters related to existing projects that may be subject to volatility and resin and fuel costs?

David Martin:
Not at all.  We go out six months on our forecasting.  We build in those escalators in all of our estimates and we have visibility from our vendors regarding what the next quarter and the next quarter is going to be.  So, we don't see a risk at all there.

Jonathan Ellis:
OK.  And the project execution issues that I think, Joe, you mentioned or starting to be resolved, can you help us understand just where we are in the progression there?  Do you feel that we're back to the point where, as I think you referenced, a lot of small projects and that was one of the challenges from a management perspective.  Where do you see yourself right now in terms of getting back to your project execution no longer being a drag on margins?

Joe Burgess:
Well, it's something, as I said, I think one of the multiple summaries that I gave in my lengthy remarks.  Jonathan, it's something that you have to do every day.  But I can tell you what we are doing is continuing to make our project management systems more robust, continuing to measure and evaluate the skill sets and the quality of the people that we have in those roles, which I believe has dramatically improved over the last couple of years.  And that's why I tried to highlight in some ways the Hawaiian legacy issues and these larger diameter projects or write-downs that hampered the NAR margins in 2010 masked some pretty significant productivity improvements at the crew level.  I think our planning processes are allowing us to increase crew utilization, which is just as important as crew productivity ultimately.  That will certainly be challenged here as we get into March, and we get about making up for the lost production days.

But having said all of that, it's something that you have to be determined to sustain improvement on really every day, every single day.  So, as we've discussed before, we have a significant amount of people that are relatively new in grade in our project management ranks.  But I mean, I wouldn't be alarmed with that because all that means is we hired a better person, that has more expertise, more experience, in the way that we need to focus and manage the business.  So, I just think its something that we're making continual progress on.

Jonathan Ellis:	OK.

Joe Burgess:
Having said that, if you go out and are doing a $2 million large diameter job and you botch it up, and you have to dig out the tube for $0.5 million, that masks – potentially masks the 90 jobs that are going very, very well.

Jonathan Ellis:	Right.

Joe Burgess:
And we have to be, we just have to be continuously rigorous about that and I think we are.  Again, not to make excuses about it and then we can move on.  Again, the NAR margins this year were solid against certainly a decade's worth of performances in NAR.  But they weren't as good as 2009 and they could have been.  And we didn't make them that way.

Jonathan Ellis:
OK.  Just the bids that are pushed out in the West, and I know you said some of those have already come back in the first quarter, can you give us a little more color on to what extent financing issues were responsible for pushing those bids out specifically?  And I guess to the extent that whatever the factors were specifically in the West, why those may or may not have implications for other parts of the country as we progress through 2011?

Joe Burgess:
Well, the West market softness is primarily major accounts that are coming off big years of spend.  As I said earlier, take Sacramento for example.  Sacramento late in '08 entered into a phase of their sewer rehab program, which is a long-term program, where they were going to spend significant dollars.  So, they set out to spend – they put out for bid about $19 million worth of work.  It grew to $22 million worth of work, and then we were able to capture some additional work within that contract over '09, early parts of '10.  This year, in their plan, they only expect to let a couple million dollars worth of work.  So, when you go on a big contract like that and you drop $18 to $20 million out of market opportunity, at a macro level, that looks like market contraction.  But it's really just a client going through its spend cycle.

And I would say in the West we've seen that in Sacramento.  You could add Clark County, Nevada to that list.  Phoenix and Denver look a little light on the sewer side, although both potential Blue spend as we get into the year.  So, that accounts for most of it in the West.  Although we do see just a little general softness measured by just total quantity of bids out.  And we look at this month to month.  And as I said, that's been offset by increases, really in Canada in the Central and about a steady state level I would say in our Eastern region.

Now to your question about financing.  I have to answer candidly that I don't know.  Again, most of our work takes place in the context of a capital program that's defined and then that is financed by a municipal financing that is incorporated into a rate structure for either water or sewer.  So, conceptually, any kind of current period dislocation really should not impact any of that since very few of our communities are actually funding water and sewer work out of current operating expenses.  But when I say I don't know, that statement doesn't speak to the psychology of it.

And that's why I said earlier it's one of our theories about order size, is that communities who maybe they were in a program where they were supposed to do $2 million and in the past they might top that off, and then you get into a contract where you can achieve some additional work because that's within the framework of municipal procurement law.  Everything seems to be just a little bit smaller and maybe that's just reflecting a conservatism on the communities part in the terms of the work that their letting in terms of the overall scope that we're getting.  But to be honest, that doesn't balance with the hard facts of how they fund it, how they are supposed to let the work, how their monitored by the state level EPA or whatever.

Jonathan Ellis:
OK.  Understood.  Just turning your attention quickly to Energy and Mining, I think last quarter you had referenced that as you head into 2011 there may be some mixed issues in terms of small versus large diameter work.  I know you spoke extensively about the need to build that backlog in the second half of the year.  But as you look at the potential pipeline there, what do you see in terms of the mix of smaller versus large diameter projects?

Joe Burgess:
We're tending to work and bid on I guess what I would call a larger diameter, which is holding up.  Offshore work, of course, is all small diameter, but that's OK because you bid a package of coating applications on offshore work.  So, those inquiries, which if they impact us this year would be late 2011 and 2012, would be smaller diameter, but for the full range of coatings applications that you need to go offshore.  The onshore work seems to us to be mostly in the 18 to 36-inch range, which tends to be pretty good margin work.  We've not seen much of a return in small bore piping, which we spent some time on in the past and of course, that's closely correlated with the housing markets.

Jonathan Ellis:
OK.  And just my final question is on the SG&A.  Clearly, and I know you've referenced in the press release, that you've done a lot from a cost rationalization standpoint.  Can you give us an insight into, as you look at 2011, if the fourth quarter run rate is sustainable, either in terms of dollars to $35 million or as a percentage around 14.5 percent of revenue?

Joe Burgess:	David, do you want to talk about that a little bit?

David Martin:
Certainly.  We believe that the run rates that we're seeing right now are pretty indicative of where we're going to be heading.  They may pick up a little bit just because certain inflationary increases.  But we are very strongly reviewing our operating cost structure throughout the Company to try to maintain our cost structure as we see it today.  And we believe we can grow at the rates that we have for 2011 at the current run rates.

Jonathan Ellis:	OK. Thank you.

Joe Burgess:	Thank you.

Operator:	This concludes the question and answer session. Please continue with any closing remarks.

Joe Burgess:	OK. Joe Burgess again. I don't have any closing remarks, because my opening remarks were lengthy. But anyway, thank you for your interest.

I'll just reiterate that we are certainly pleased with 2010.  Certainly excited about our opportunities in 2011, but also certainly recognizing that we have work to do to make each of these business units as efficient as they can be so that they can deliver on their full potential for our shareholders.  So, thank you for your interest in Insituform, and as always, if you have additional questions, feel free to reach out.  Thank you very much.

Operator:	Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program. You may now disconnect. Thank you and have a great day.

END